Exhibit 99.1

Align Technology, Inc. Reports Record Revenues of $29.2 Million for the Second
                                 Quarter 2003

     - Second Quarter Revenues Increase 86% Year Over Year; Net Loss Decreases 62% Year Over Year
     - Company to Restate Approximately $9 Million in Prior Period Net Revenue; Will Restate Results for FY 2001, FY 2002, and the First Quarter of FY 2003
     - Restatement Will Have No Effect on Business Operations, Cash Flow or Liquidity

    SANTA CLARA, Calif., July 24 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, today reported record revenues of $29.2 million for the second quarter of 2003.
    "We are pleased with the progress we are making," stated Thomas M. Prescott, Align Technology's President and CEO. "The solid results delivered this quarter are driven by adoption and utilization by orthodontists and general practitioner dentists as they, and their patients, experience outstanding results first-hand. Our operating profile continues to improve and we continue to aggressively decrease our net loss. Our focus on the balance sheet is also showing as we increased our cash resources by over $1 million this quarter. We have much to do, yet these results should indicate we are on the right path."

    Second Quarter Results
    The Company reported total revenues for the second quarter of 2003 of $29.2 million, compared to $23.0 million in the first quarter of 2003, an increase of 27.3 percent, and $15.7 million in the second quarter of 2002, an increase of 86.0 percent. The net loss for the second quarter of 2003, as reported under generally accepted accounting principles ("GAAP"), was $7.8 million, or a net loss per share of $0.13. This compares to a net loss for the first quarter of 2003 of $10.7 million, or a net loss of $0.19 per share, and a net loss for the second quarter of 2002 of $20.3 million, or a net loss of $0.44 per share. Net loss for the second quarter of 2003 was impacted by a $1.4 million charge to operating expense in connection with sales tax for which the Company decided during the quarter not to pursue collection from its customers. In addition, the net loss was impacted by a $400 thousand charge to cost of revenues related to certain use tax matters. Second quarter of 2002 and first quarter of 2003 GAAP financial data is presented on an as restated basis.
    Non-GAAP net loss for the second quarter of 2003, which excludes
$4.4 million of stock-based compensation, was $3.4 million, or a non-GAAP net loss of $0.06 per share, compared to a non-GAAP net loss of $14.5 million, in the second quarter of 2002, which excludes $5.9 million of stock-based compensation, or a non-GAAP net loss of $0.31 per share. Non-GAAP net loss for the second quarter of 2003 included the same charge for sales and use tax of $1.8 million included in the GAAP net loss above. Non-GAAP second quarter of 2002 and first quarter of 2003 financial data is presented on an as adjusted basis. The reconciliation of the GAAP to non-GAAP measurements for net loss for the second quarter of 2003 is set forth below within Align Technology's financial data.
    As of June 30, 2003, cash, cash equivalents and marketable securities increased by $1.1 million to $38.4 million, compared to $37.3 million as of March 31, 2003, without incurring new debt or drawing down on a line of credit.

    $9.0 Million Net Revenue Restatement
    In conjunction with the Company's adoption during the quarter of Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables (EITF 00-21), which addresses the issue of accounting for arrangements that involve the delivery of multiple products or services, the Company also reviewed its revenue recognition policies governing case refinement (a case refinement occurs when Aligners are prescribed by the clinician for patients needing tooth movements beyond the original prescription). Based on this review, the Company will reverse previous loss accruals of approximately $900 thousand and defer net revenues of approximately $9.0 million recorded in prior periods. These revenues will be recognized primarily in the second half of fiscal year 2003 and throughout fiscal year 2004. The Company will restate its financial results for fiscal years 2001 and 2002, including the related interim periods, and the first quarter of 2003. Revenues will be reduced and deferred by approximately
$1.6 million, $5.7 million and $1.8 million in fiscal year 2001, fiscal year 2002 and the first quarter of fiscal year 2003, respectively.
    The Company stated that these prior period adjustments will have no effect on business operations, cash flow or liquidity.
    When the Company began offering case refinement as a finishing tool in June 2001, the Company charged $50 for this product if it was purchased at the beginning of a treatment period, and $250 if it was purchased during the course of treatment. The Company deferred $50 of revenue and accrued any anticipated losses related to the cost of producing and delivering each case refinement sold at the beginning of the treatment period until either the case refinement was utilized or upon case expiration. Over the past two years, the demand for case refinements has been higher than was originally anticipated when the product was first introduced.
    In light of the aforementioned changes in product demand and the adoption of EITF 00-21, the Company reevaluated the accounting treatment for case refinement revenues under the principals contained in Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), and related guidance. The Company has determined that the revenue amount deferred for each case refinement in prior periods should have been $250 rather than $50, as previously deferred. The Company's restated financial statements will reflect this appropriate deferral amount.
    On May 1, 2003, the Company updated its pricing policy to include the future delivery of one case refinement in the price of each case and to offer additional case refinements at a price of $125 each, which the Company believes represents the fair value based on competitive product offerings. Revenue deferrals associated with future case refinements will be $125, which was determined in a manner consistent with the newly adopted rules contained in EITF 00-21. These revenue deferrals will be recognized when the case refinement has been utilized or upon case expiration.
    The Company expects to file its amended 2002 Annual Report on Form 10-K, which will include the restated consolidated financial statements for the years 2002 and 2001 and the corresponding interim periods, and its amended 10-Q for the first quarter of 2003 as soon as possible. The Company does not propose to file amendments to its Quarterly Report on Form 10-Q for the quarters ending June 30, 2001 through September 30, 2002, nor their Annual Report on Form 10-K for the year ending December 31, 2001, and accordingly, these filings should be disregarded.
    Align Technology will host a webcast and conference call today, July 24, 2003 at 5:00 p.m. EDT, 2:00 p.m. PDT, to review second quarter of 2003 results, discuss the reallocation and restatement of revenues, and discuss future operating trends and guidance on the outlook for the future. To access the webcast, click on "Conference Calls" on Align Technology's Investor Relations website at http://www.invisalign.com/US/html/corporate/investor_frameset.html . To access the conference call, please dial 415-537-1928 approximately ten minutes prior to the start of the call. If you are unable to listen to the call, an archived webcast will be available beginning approximately one hour after the call's conclusion and will remain available through 5:30 p.m. EDT on July 23, 2004. Additionally, a telephonic replay of the call can be accessed by dialing 800-633-8284 with reservation number 21154321. The replay may be accessed from international locations by dialing 402-977-9140 using the same reservation number. The telephonic replay will be available through 5:30 p.m. EDT on August 6, 2003.

    About Align Technology, Inc.
    Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.
    To learn more about Invisalign or to find a certified Invisalign doctor, please visit www.invisalign.com or call 1-800-INVISIBLE.

    Forward-Looking Statement
    This news release contains forward-looking statements, including statements regarding Align's planned restatement of its financial results for fiscal 2001, fiscal 2002 and the first quarter of fiscal 2003 (including the reallocation of revenue recorded in prior periods), the impact of the restatements upon Align's prior and future period revenues and upon Align's operations, cash flow and liquidity, the inclusion in the restated financial statements of deferred revenues for case refinements in accordance with SAB 101, the amount of deferred revenues associated with future case refinements, and the filing of Align's amended Form 10-K for fiscal 2002 and its amended Form 10-Q for the first quarter of fiscal 2003. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, risks relating to the possible discovery of additional events or circumstances requiring additional adjustments for Align's financial results for fiscal 2001, fiscal 2002 or the first quarter of fiscal 2003. These and other risks are detailed from time to time in Align's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the Securities and Exchange Commission on March 27, 2003, and its Quarterly Reports on Form 10-Q. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

    Investor Relations and Press Contact:
     Barbara Domingo
     Align Technology, Inc.
     408-470-1204
     bdomingo@aligntech.com


     ALIGN TECHNOLOGY, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (A)
     (unaudited)

                             Three Months Ended        Six Months Ended
                           June 30,     June 30,    June 30,      June 30,
    (in thousands, except    2003       2002         2003          2002
     per share data)              (as restated)               (as restated)


    Revenues               $29,225    $15,714(B)   $52,185(B)    $31,572(B)

    Cost of revenues        13,269     10,730(C)    25,193(C)     22,754(C)

    Gross profit            15,956      4,984       26,992         8,818

    Operating expenses:

    Sales and marketing     11,416     11,994       22,046        22,321
    General and
     administrative          9,014      9,957       16,908        19,828
    Research and
     development             3,712      3,275        6,697         6,621

    Total operating
     expenses               24,142     25,226       45,651        48,770

    Loss from operations    (8,186)   (20,242)(D)  (18,659)(D)   (39,952)(D)

    Interest and other
     income (expense), net     427        (71)         229           335

    Net loss               $(7,759)  $(20,313)(D) $(18,430)(D)  $(39,617)(D)

    Basic and diluted
     net loss per share     $(0.13)    $(0.44)(E)   $(0.32)(E)    $(0.86)(E)

    Weighted-average shares
     used in computing basic
     and diluted net loss
     per share              57,489     46,576       57,339        46,322

    (A) Certain reclassifications of prior period amounts have been made to conform with current year presentation.
    (B) Revenues for the six months ended June 30, 2003 include a reduction of $1,775,000 due to the restatement of the three months ended
         March 31, 2003. Revenues for the three and six months ended
         June 30, 2002 have been reduced by $1,541,000 and $2,824,000, respectively, due to the restatement of the three months ended
         March 31, 2002 and June 30, 2002.
    (C) Cost of revenues for the six months ended June 30, 2003 includes an increase of $114,000 due to the restatement of the three months ended March 31, 2003. Cost of revenues for the three and six months ended June 30, 2002 have been reduced by $44,000 and $525,000, respectively, due to the restatement of the three months ended
         March 31, 2002 and June 30, 2002.
    (D) Net loss for the six months ended June 30, 2003 includes an increase of $1,889,000 due to the restatement of the three months ended
         March 31, 2003. Net loss for the three and six months ended
         June 30, 2002 have been increased by $1,497,000 and $2,299,000, respectively, due to the restatement of the three months ended
         March 31, 2002 and June 30, 2002.
    (E)  Basic and diluted net loss per share for the six months ended
         June 30, 2003 includes an increase of $0.04 due to the restatement of the three months ended March 31, 2003. Basic and diluted net loss per share for the three and six months ended June 30, 2002 have been increased by $0.04 and $0.05, respectively, due to the restatement of the three months ended March 31, 2002 and June 30, 2002.


     ALIGN TECHNOLOGY, INC.
     CONDENSED CONSOLIDATED BALANCE SHEETS
     (unaudited)

                                     June 30,   December 31,     December 31,
                                       2003         2002             2001
    (in thousands)                              (as restated)   (as restated)
                    ASSETS

    Current assets:
    Cash and cash equivalents        $31,715      $35,552          $50,550
    Restricted cash                    3,274        3,261              723
    Marketable securities, short-term  3,392        2,693           12,494
    Accounts receivable, net          18,573       16,766           11,556
    Inventories, net                   1,661        1,533            1,549
    Deferred costs                     1,043        1,139              714
    Other current assets               6,106        4,888            3,997
       Total current assets           65,764       65,832           81,583

    Property and equipment, net       23,732       25,078           32,021
    Marketable securities, long-term      --           --            2,627
    Other long-term assets             2,299        1,946            1,987

         Total assets                $91,795      $92,856         $118,218

     LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
    Accounts payable                  $1,872       $1,974           $4,376
    Accrued liabilities               16,058       11,112(A)        11,425(A)
    Deferred revenue                  13,166        9,403(B)         3,127(B)
    Debt obligations, current portion  2,089        2,183              483
       Total current liabilities      33,185       24,672           19,411

    Financing debt, long-term portion  2,500        3,333               --
    Capital lease obligations, net of
     current portion                     346          504              980

        Total liabilities             36,031       28,509           20,391

    Total stockholders' equity        55,764       64,347(C)        97,827(C)

          Total liabilities and
           stockholders' equity      $91,795      $92,856         $118,218

    (A) Accrued liabilities include a reduction of $1,000,000 and $1,000 at December 31, 2002 and 2001, respectively, due to a decrease in accrued loss as a result of the restatement.
    (B) Deferred revenue includes an increase of $7,273,000 and $1,576,000 at December 31, 2002 and 2001, respectively, as a result of the restatement.
    (C) Stockholders' equity includes a net increase in the accumulated deficit of $6,273,000 and $1,575,000 at December 31, 2002 and 2001,
         respectively, due to the increase in deferred revenue and decrease in accrued loss as a result of the restatement.


     ALIGN TECHNOLOGY, INC.
     NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (A) (B) (in thousands, except per share data)
     (unaudited)

    Use of Non-GAAP Financial Information
    To supplement our condensed consolidated financial statements presented on a GAAP basis, Align uses a non-GAAP measure of net loss, which is adjusted to exclude certain costs and expenses. We believe that our non-GAAP net loss gives an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net loss is among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net loss prepared in accordance with generally accepted accounting principles in the United States of America.

                                         Three Months Ended  Six Months Ended
                                         June 30,  June 30, June 30,  June 30,
                                           2003      2002     2003      2002
                                                     (as                (as
                                                   adjusted)         adjusted)

    Revenues                             $29,225   $15,714  $52,185   $31,572

    Cost of revenues                      12,586     9,866   23,789    20,902

    Gross profit                          16,639     5,848   28,396    10,670

    Operating expenses:

    Sales and marketing                   10,812    11,321   20,814    20,837
    General and administrative             7,120     6,433   12,322    13,421
    Research and development               2,542     2,486    4,794     4,916

    Total operating expenses              20,474    20,240   37,930    39,174

    Loss from operations                  (3,835)  (14,392)  (9,534)  (28,504)

    Interest and other income (expense),
     net                                     427       (71)     229       335

    Net loss                             $(3,408) $(14,463) $(9,305) $(28,169)

    Basic and diluted net loss per share  $(0.06)   $(0.31)  $(0.16)   $(0.61)

    Weighted-average shares used in
     computing basic and diluted net
     loss per share                       57,489    46,576   57,339    46,322

    (A) Certain reclassifications of prior period amounts have been made to conform with current year presentation.
    (B) The as adjusted non-GAAP financials reflect the adjustments as noted in this press release.

    See Reconciliation of GAAP Net Loss to non-GAAP Net Loss Below.


     ALIGN TECHNOLOGY, INC.
     RECONCILIATION OF RESTATED GAAP NET LOSS TO ADJUSTED NON-GAAP NET LOSS (in thousands)
     (unaudited)

                        Three Months Ended          Six Months Ended
                       June 30,     June 30,      June 30,       June 30,
                        2003         2002          2003           2002
                                 (as adjusted)                (as adjusted)

    Calculation of non-GAAP net loss excluding special items:

    Net loss           $(7,759)   $(20,313)(A)   $(18,430)(A)   $(39,617)(A)

    Items:
    Stock-based
     compensation
     expense included
     in: (B)
      - cost of revenues   683         864          1,404          1,852
      - sales and
        marketing          604         673          1,232          1,484
      - general and
        administrative   1,894       3,524          4,079          6,407
      - research and
        development      1,170         789          1,903          1,705

    Restructuring
     costs included in
     general and
     administrative
     operating
     expenses (C)           --          --            507             --

    Non-GAAP net loss
     excluding special
     items             $(3,408)   $(14,463)       $(9,305)      $(28,169)

    (A) Includes the restatements previously noted on the Condensed Consolidated Statements of Operations.
    (B) Stock-based compensation expense represents the amortization of deferred stock-based compensation recorded in connection with the granting of stock options to employees and non-employees. Stock-based compensation expense also includes the accelerated vesting of options to several employees in connection with severance packages.
    (C) Restructuring costs represent the remainder of our indirect operational activities related to the transition of operations from the United Arab Emirates and Pakistan to Costa Rica.


     ALIGN TECHNOLOGY, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS, AS RESTATED (A)
     (unaudited)

    (in thousands,                    Year Ended December 31,
     except per            2002        2002           2001          2001
     share data)           (as         (as            (as           (as
                         reported)   restated)      reported)      restated)

    Revenues             $75,395     $69,698(B)      $46,384      $44,808(B)

    Cost of revenues      45,990      44,991(C)       46,831       46,830(C)

    Gross profit
     (loss)               29,405      24,707            (447)      (2,022)

    Operating expenses:

    Sales and marketing   45,313      45,313          51,929       51,929

    General and
     administrative       39,265      39,265          30,774       30,774

    Research and
     development          13,064      13,064          15,644       15,644

    Litigation
     settlement               --          --             400          400

    Total operating
     expenses             97,642      97,642          98,747       98,747

    Loss from
     operations          (68,237)    (72,935)(D)     (99,194)    (100,769)(D)

    Interest and other
     income (expense),
     net                     116         116           1,730        1,730

    Net loss before
     provision for
     income taxes        (68,121)    (72,819)(D)     (97,464)     (99,039)(D)

    Provision for
     income taxes             --          --              10           10

    Net loss available
     to common
     stockholders        (68,121)    (72,819)(D)     (97,474)     (99,049)(D)

    Dividend related
     to beneficial
     conversion feature
     of preferred stock       --          --         (11,191)     (11,191)

    Net loss per share
     available to
     common stockholders,
     basic and diluted  $(68,121)   $(72,819)(D)   $(108,665)   $(110,240)(D)

    Basic and diluted
     net loss per share   $(1.42)     $(1.52)(E)      $(2.57)      $(2.61)(E)

    Weighted-average
     shares used in
     computing basic
     and diluted net
     loss per share       47,878      47,878          42,247       42,247

    (A) Certain reclassifications of prior period amounts have been made to conform with current year presentation.
    (B) Revenues include a reduction of $5,697,000 and $1,576,000 for the years ended December 31, 2002 and 2001, respectively, due to an increase in deferred revenue as a result of the restatement.
    (C) Cost of revenues include a reduction of $999,000 and $1,000 for the years ended December 31, 2002 and 2001, respectively, due to a decrease in accrued loss as a result of the restatement.
    (D) The years ended December 31, 2002 and 2001 include an increase in net loss of $4,698,000 and $1,575,000, respectively.
    (E) The years ended December 31, 2002 and 2001 include an increase in net loss per share of $0.10 and $0.04, respectively.


     ALIGN TECHNOLOGY, INC.
     NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (A) (B) (in thousands, except per share data)
     (unaudited)

    Use of Non-GAAP Financial Information
    To supplement our condensed consolidated financial statements presented on a GAAP basis, Align uses a non-GAAP measure of net loss, which is adjusted to exclude certain costs and expenses. We believe that our non-GAAP net loss gives an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net loss is among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net loss prepared in accordance with generally accepted accounting principles in the United States of America.

                                              Year Ended December 31,
                                         2002      2002      2001      2001
                                                   (as              (as
                                                 adjusted)         adjusted)

    Revenues                            $75,395   $69,698   $46,384   $44,808

    Cost of revenues                     42,032    41,033    42,229    42,228

    Gross profit                         33,363    28,665     4,155     2,580

    Operating expenses:

    Sales and marketing                  41,161    41,161    48,009    48,009
    General and administrative           25,198    25,198    21,011    21,011
    Research and development              9,762     9,762    11,496    11,496
    Litigation settlement                    --        --        --        --

    Total operating expenses             76,121    76,121    80,516    80,516

    Loss from operations                (42,758)  (47,456)  (76,361)  (77,936)

    Interest and other income (expense),
     net                                    116       116     3,533     3,533

    Net loss before provision for
     income taxes                       (42,642)  (47,340)  (72,828)  (74,403)

    Provision for income taxes               --        --        10        10

    Net loss                           $(42,642) $(47,340) $(72,838) $(74,413)

    Basic and diluted net loss per
     share                               $(0.89)   $(0.99)   $(1.72)   $(1.76)

    Weighted-average shares used in
     computing basic and diluted net
     loss per share                      47,878    47,878    42,247    42,247

    (A) Certain reclassifications of prior period amounts have been made to conform with current year presentation.
    (B) The as adjusted non-GAAP financials reflect the adjustments as noted in this press release.

    See Reconciliation of GAAP Net Loss to non-GAAP Net Loss Below.

     ALIGN TECHNOLOGY, INC.
     RECONCILIATION OF RESTATED GAAP NET LOSS TO ADJUSTED NON-GAAP NET LOSS (in thousands)
     (unaudited)

                                       Year Ended December 31,
                             2002       2002         2001          2001
                             (as        (as          (as           (as
                           reported)  restated)   reported)      restated)

    Calculation of non-GAAP net loss excluding special items:

    Net loss available
     to common
     stockholders          $(68,121)   $(72,819)   $(108,665)   $(110,240)

    Items:
    Stock-based compensation
     expense (A)             20,285      20,285       22,433       22,433

    Restructuring costs
     included in general
     and administrative
     operating expenses (B)   5,194       5,194           --           --

    Litigation settlement
     expense                     --          --          400          400

    Dividend related to
     beneficial conversion
     feature of preferred
     stock                       --          --       11,191       11,191

    Non cash interest
     expense on convertible
     subordinated notes on
     preferred stock             --          --        1,803        1,803

    Non-GAAP net loss
     excluding special
     items                 $(42,642)   $(47,340)    $(72,838)    $(74,413)

    (A) Stock-based compensation expense represents the amortization of deferred stock-based compensation recorded in connection with the granting of stock options to employees and non-employees. Stock-based compensation expense also includes the accelerated vesting of options to several employees in connection with severance packages.
    (B) Restructuring costs represent the remainder of our indirect operational activities related to the transition of operations from the United Arab Emirates and Pakistan to Costa Rica.